Exhibit 15.1

May 7, 2007

The Board of Directors and Stockholders, Sun Microsystems, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Sun Microsystems, Inc. for the registration of 121,343,740 shares of its common stock of our reports dated October 25, 2006, February 8, 2007 and April 23, 2007 relating to the unaudited condensed consolidated interim financial statements of Sun Microsystems, Inc. that are included in its Forms 10-Q for the quarters ended October 1, 2006, December 31, 2006 and April 1, 2007.

Very truly yours,

/s/ Ernst & Young LLP